Exhibit 99.1

January 21, 2026

To Shareholders of EON Resources Inc. (“EON” or the “Company”)

Re: 2025 Year in Review – Another year to remember in EON’s growth journey

Dear Valued Shareholder:

We thank you for your continued interest and investment in our company. We would like to provide you with a preliminary summary of what we believe to be a successful 2025. The year had some big successes with the most significant being the September 9th closing of the farmout and funding that changed our balance sheet. The year also had its challenges, and this letter summarizes both the ups and downs. At the end of the day, we believe it was a net positive year that positions EON and our shareholders for a bright future.

Looking back at 2025 and the progress we have made to date makes us proud of our management team of professionals with decades of experience in petroleum and business management. This team, with the support of the board of directors, drove to conclusion the actions that defined 2025 for EON which included:

●	The recapitalization through funding that closed in September;

●	Entering into a game-changing farmout concurrent with the funding for a horizontal drilling program in the San Andres zone in our Eddy County holdings; and

●	The continued development of our Grayburg-Jackson oil field (the “GJF”).

Our team is dedicated to the hard work it takes to drive profit from oil and gas revenue for our shareholders. We believe we will accomplish the goals as we set them. This belief is why our team purchased stock in the open market during trading periods where personal trading by certain officers and directors were allowed. In December 2025, we announced that members of our team purchased an additional 1,561,000 shares of common stock, bringing total ownership among the team to approximately 10% of the outstanding shares of EON.

NYSE American: EONR	Website: EON-R.com

Recapitalization Funding Closed on September 9th

On September 9, 2025, we closed on a total funding of $45.5 million, which we used to: settle the agreement with the seller of the GJF; retire our senior debt; and establish the farmout agreement discussed further below. More on the funding can be found in the press release announcing the closing and in our shareholder letter describing the recapitalization of EON. The funding was a combination of volumetric funding instruments, a farmout of our San Andres rights, the sale of overriding royalty interests in GJF, and certain compromises with creditors resulting in financial successes that included the following:

●	$20 million in senior institutional debt was satisfied in full, thereby eliminating $700,000 in monthly principal and interest payments.

●	A $20 million Promissory Note to the seller of the GJF was satisfied in full (principal and accrued interest) for $7 million in cash.

●	Preferred Units in our subsidiary owned by the seller of the GJF were returned to the Company which had a redemption value of $27 million and a potential conversion to a large number of shares of Class A Common Stock in exchange for 1.5 million shares of Class A Common Stock of EON.

●	We acquired a 10% overriding royalty interest (“ORRI”) in the Company’s principal asset, the GJF from the seller of the GJF for $13.5 million.

The funding significantly improved our debt and equity position and potentially opens up opportunities for future acquisitions and funding sources for the development of our properties.

Farmout of the San Andres Formation in the Grayburg-Jackson Field

On September 9, 2025 in conjunction with the funding close, the Company entered into a Farmout Agreement (the “Farmout”) with a subsidiary of Virtus Energy Partners, LLC (“Virtus”). Under the terms of the Farmout, Virtus acquired the right to develop the Company’s San Andres formation within the GJF. Virtus believes there are as many as 92 horizontal drilling locations that are prospective. A subsidiary of Virtus will be the designated operator of the horizontal wells and lead the development efforts. More information can be found in our press release announcing the Farmout, and on the page of the EON website for the GJF operations.

Virtus specializes in horizontal drilling in the Permian Basin. Virtus will concentrate on one of four main producing horizons in the San Andres formation. According to the U.S. Geological Survey, this is the most prolific reserve of hydrocarbons in the Permian Basin with an estimated production potential of 3.9 billion barrels. We have been working with Virtus in selecting locations to begin drilling horizontal wells in the San Andres formation in 2026. We are working with the regulatory authorities on drilling permits now. We expect permitting to be completed in the second quarter of 2026, with drilling to commence shortly thereafter. Key aspects of the Farmout plans for 2026 and beyond are:

●	Virtus has an experienced team with a skill set that we lack with a proven record in horizontal San Andres development in the Permian Basin. The Company retains a 35% working interest (“WI”) in all Farmout acreage which includes many benefits to the Company.

NYSE American: EONR	Website: EON-R.com

●	The Farmout included a $5 million cash sale of a 65% leasehold working interest in the San Andres formation with a possible reversion if drilling is not completed, plus up to $2 million in evaluation workover funding. The leasehold sale price received by EON is being used for Company obligations and field work activities. The additional sum of up to $2 million in evaluation workover funding is to be provided by Virtus for a small number of existing vertical wells in the GJF that will help define optimal completion methods when horizontal drilling commences in the second quarter of 2026. These workovers are estimated to add 100 to 300 net barrels of oil per day (“BOPD”) to EON’s production with no cost to EON.

●	The Company will be carried to the tanks for its 35% working interest in the initial three (3) horizontal wells drilled under the Farmout. Horizontal wells in the San Andres Formation are estimated to cost $3.5 to $4.0 million each to drill. As modeled by Virtus, each horizontal well is expected to initially produce 300 to 500 barrels of oil per day (“BOPD”). We expect the Company’s retained 35% WI in this undertaking to net the Company 100 to 200 BOPD per well, or 300 to 600 BOPD total for the three wells. We currently believe the three well carry and resulting production from horizontal wells drilled should produce sufficient cash flow to fund our portion of future drilling which could be as many as 92 horizontal wells once the economic profile of the San Andres Formation is proven.

●	EON received $20 million for the sale of a 5% overriding royalty interest in future production from the San Andres formation. The San Andres formation was not EON’s primary focus which, instead, is the waterflood of the Seven Rivers formation of the GJF. Instead, the San Andres formation will be the sole focus of Virtus. Allowing EON and Virtus to focus on separate objectives will serve to accelerate shareholder value beyond what EON could do with only our own resources. This $20 million sale is only on production from the San Andres formation without loss or reduction of any current income or revenues.

●	Virtus hit the ground running and is well underway in the preliminary tasks and the permitting process. The initial three horizontal well sites have been identified and the permitting process has commenced. Virtus expects the drilling permits to be received from the BLM with NMOCD approval in the first quarter with drilling to commence in the second quarter of 2026. Virtus and EON have identified and are securing acquisition of five wellbores with an anticipated close in early 2026. The recompletion of the five wellbores to the lower San Andres for data acquisition to aid in maximizing the horizontal drilling development plan is expected to be completed in the first quarter. The five wells, if all are recompleted successfully, are expected to boost our net production by an expected 100 to 300 BOPD by the start of the second quarter. Virtus is in process of the overall facility design and cost estimate for the horizontal drilling program including the tie-in of the five wellbore recompletions.

NYSE American: EONR	Website: EON-R.com

Drilling and completions under the Farmout is expected to result in production and cash flow in the third quarter of 2026 and is forecasted to have significant benefits to EON. More information on the horizontal drilling program can be found in our latest Horizontal Drilling deck located on the EON website for the GJF operations.

The development of our Grayburg-Jackson oil field (“GJF”)

The GJF was EON’s first acquisition in November 2023. The GJF was acquired because of the potential of the waterflood program, which is primarily in the Seven Rivers interval. We still see significant potential from the waterflood in addition to the expected significant upside from the horizontal program under the Farmout arrangement. The GJF comprises approximately 13,700 contiguous leasehold acres where the leasehold rights range from as shallow as 1,500 feet to 4,000 feet in depth, and has original-oil-in-place (“OOIP”) of approximately 956 million barrels of oil. To start tapping into the upside potential, the Company has had to spend two years stabilizing the production and upgrading the infrastructure due to the condition of the field at acquisition date. We made significant progress in 2025, and are now at a point where we have started to expand the production by tapping into the non-producing reserves. Key aspects of the GJF in 2025 are:

●	Our field operating team is safety focused. For 2025, there were no lost time accidents. The company field employees worked 31,000+ man-hours in 2025 without a single lost time accident. With the infrastructure upgrades performed and completed in late 2023 and in 2024, we were able to virtually eliminate reportable spills. For the past 2+ years since we purchased the GJF, we have reduced spills by over 90% from the previous operator.

●	A major infrastructure enhancement in 2025 was the Skelly Unit water trunkline. The trunkline had been left out of service by previous operator prior to our purchase. We installed the trunkline, and returned the line to service in late November 2025 after numerous installation delays and pipe manufacturing issues. We returned 9 water injection wells in the Skelly Unit to service by end of 2025, and anticipate another 9 wells in the first quarter of 2026. The estimate of additional production is 100+ BOPD once the return to water injection impact is realized.

NYSE American: EONR	Website: EON-R.com

●	Stabilizing production has been a two-year effort. In 2025, we dedicated the use of a single workover rig to return idle wells to production and service those wells down due to a downhole failure. We added a second workover rig in June 2025, a third rig in late July 2025, and a fourth rig in late September 2025 to accelerate returning idle and inactive wells to service. The total producing wells pulled or serviced in 2025 was 194 wells plus another 12 water injection wells for a total of 206 wells. See plot below for impact.

●	From May to July 2025, we performed 13 acid stimulations using a JACAM proprietary formulation that helped arrest production decline from March to April 2025. Production had dropped to less than 800 BOPD and was back up to ~900 BOPD by August 2025. See plot below for impact.

●	In 2025, we tested the use of resin coated sand (“RCS”) for fracs. We found RCS fracs to be superior to regular sand fracs and fly ash fracs that had been used in the past. The West A 31 well and the Turner B 102 well were refraced with RCS after initially being fraced at the end of 2024 with fly ash. After the refracs with RCS, combined production of the two wells was doubled to 12 BOPD. The results were encouraging enough that future recompletions will be performed using RCS.

●	The production impacts and trends for the GJF in 2025 are shown in the plot below.

NYSE American: EONR	Website: EON-R.com

The work on the GJF for the waterflood program has put us in good position to start to significantly improve production as we enter 2026. The main repairs and upgrades to the field were substantially complete by the end of 2025. The workovers and activation of idle and down wells have brought 60 idle wells back into service. Along with the knowledge gained on RCS fracs and acid stimulations has been valuable to our path forward. For more information on the property can be located on the Grayburg-Jackson Field page of our website.

Other actions to better EON for the future

●	Oil and gas price outlook and our hedging strategy: Oil prices short-term (2026) and long-term (2027 onward) are hard to predict. There are many factors to consider, such as: 2026 being election year; the unrest in the world; cheap oil on the market from Venezuela, Russia and Iran; and the drilling in the Permian ebbs and flows the inverse of oil prices. Accordingly, back in early September 2025 when oil prices were holding in the mid $60’s, the Company started taking hedge positions to build a base 2026 hedge position. The Company has continued to add to the 2026 hedges on an opportunistic basis when oil prices spike up. Our current position is that we are 50% of our oil production hedged through June, and 25% hedged for the second half of 2026. The weighted average of our hedges is over $60.00. The Company will continue to monitor oil prices and add to our hedges for 2026 and into 2027.

●	Expected earnings growth: We are often asked by investors -- what is the forecast for earnings and when we expect earnings growth? While the GJF waterflood program is starting to move upward, the strongest earnings growth is expected to come from the GJF horizontal drilling program. We expect to drill approximately 10 horizontal wells into the San Andres by the end of 2026. Each well is expected to average 400 gross BOPD. Our 35% working interest means 10 wells add this adds 1000 net BOPD to EON. This net production add is double our current production, and comes with little increment G&A costs.

●	Acquisition considerations: As openly discussed on our investor calls, EON has multiple acquisitions under consideration to build on our base. Our view is that this is a great time to purchase oil and gas properties, while oil prices are in the $60 per barrel range. We expect to potentially complete one or two acquisitions this year, and expect to use a combination of financing instruments as we have in the past in a balanced approach.

NYSE American: EONR	Website: EON-R.com

Summary

In 2025, we focused on driving growth and investing in infrastructure to make EON a stronger company while still working toward increasing the overall value of the company and progressing toward profitability. We had a defining moment in September closing on the recapitalization funding and establishing the San Andres horizontal drilling program Farmout agreement. We cannot be any prouder of our team with their dedication and hard work to achieve these results in such a short period of time.

Looking forward, we are exploring opportunities to increase production, and control and reduce costs on existing operations to maximize the value to you, our shareholders.

We are excited about EON’s future, and are confident in our ability to deliver value and profit to you, our shareholders. We thank you for investing in our company, and for your ongoing loyalty and support. We look forward to have you onboard and enjoy the next phase of our growth journey.

Sincerely,

/s/ Joseph V. Salvucci	/s/ Dante Caravaggio
Joseph V. Salvucci Sr., Chairman	Dante Caravaggio, President & CEO

January 21, 2026

Forward-Looking Statements

This letter includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from what is expected. Words such as “expects,” “believes,” “anticipates,” “intends,” “estimates,” “seeks,” “may,” “might,” “plan,” “possible,” “should” and variations and similar words and expressions are intended to identify such forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Such forward-looking statements relate to future events or future results, based on currently available information and reflect the Company’s management’s current beliefs. A number of factors could cause actual events or results to differ materially from the events and results discussed in the forward-looking statements. Important factors - including the availability of funds, the results of financing efforts and the risks relating to our business - that could cause actual results to differ materially from the Company’s expectations are disclosed in the Company’s documents filed from time to time on EDGAR (see www.edgar-online.com) and with the Securities and Exchange Commission (see www.sec.gov). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

NYSE American: EONR	Website: EON-R.com

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